SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D Under the Securities Exchange Act of 1934
(Amendment No. 7)*

nCino, Inc.

(Name of Issuer)
Common Stock, $0.0005 Par Value Per Share

(Title of Class of Securities)
63947X101

(CUSIP Number)
Andrew Prodromos
Managing Director and Chief Compliance Officer
Insight Partners
1114 Avenue of the Americas, 36th Floor
New York, NY 10036
(212) 230-9200

With a copy to:
Matthew J. Haddad
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
July 11, 2024

(Date of Event which Requires
Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐
NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,971,260 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,971,260 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,260 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
SHARED VOTING POWER 1,616,458 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,616,458 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,616,458 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 312,688 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 312,688 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 312,688 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners X (Co-Investors), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 46,904 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 46,904(1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,904 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight SN Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 702,837 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 702,837 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 702,837 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight SN Holdings 2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,315,327 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,315,327 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,315,327 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 5,144,064 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 5,144,064 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,144,064 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 2,555,961 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 2,555,961 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,555,961 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 545,013 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 545,013(1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 545,013 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners IX (Co-Investors), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 102,682 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 102,682 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 102,682 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 2,090,491 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 2,090,491 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,090,491 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,680,633 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,680,633(1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,680,633 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,545,347 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,545,347 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,545,347 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 1,901,966 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 1,901,966 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,901,966 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,947,310 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,947,310 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,947,310 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates X, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 3,947,310 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 3,947,310 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,947,310 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 8,347,720 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 8,347,720 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,347,720 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates IX, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 8,347,720 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 8,347,720 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,347,720 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 7,218,437 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 7,218,437 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,218,437 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 7,218,437 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 7,218,437 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,218,437 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO
(1)	See Item 5.

SCHEDULE 13D
CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 19,513,467 (1)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 19,513,467 (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,513,467 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO
(1)	See Item 5.

This Amendment No. 7 to Schedule 13D (this “Amendment No. 7”) is being filed on behalf of the Reporting Persons (as defined below) with respect to the shares of Common Stock, par value $0.0005 per share (the “Common Stock”), of nCino, Inc., a Delaware corporation (the “Issuer”), to amend the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 18, 2022 (the “Schedule 13D”), as previously amended on September 1, 2023, April 3, 2024, April 9, 2024, June 14, 2024, June 26, 2024 and July 15, 2024 (the "Amendment No. 6") on behalf of the following persons (each, a “Reporting Person”, and collectively, the “Reporting Persons”): (i) Insight Venture Partners X, L.P., a Cayman Islands exempted limited partnership (“IVP X”); (ii) Insight Venture Partners (Cayman) X, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman X”); (iii) Insight Venture Partners (Delaware) X, L.P., a Delaware limited partnership (“IVP Delaware X”); (iv) Insight Venture Partners X (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors X” and, together with IVP X, IVP Cayman X and IVP Delaware X, the “IVP X Funds”); (v) Insight SN Holdings, LLC, a Delaware limited liability company (“IVP X HoldCo 1”); (vi) Insight SN Holdings 2, LLC, a Delaware limited liability company (“IVP X HoldCo 2” and, together with IVP X HoldCo 1, the “IVP X HoldCos”); (vii) Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“IVP IX”), (viii) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman IX”), (ix) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“IVP Delaware IX”), (x) Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”); (xi) Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., a Cayman Islands exempted limited partnership (“IVP GBCF”), (xii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“IVP Cayman GBCF”), (xiii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Delaware limited partnership (“IVP Delaware GBCF”), (xiv) Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., a Cayman Islands exempted limited partnership (“IVP B GBCF” and, together with IVP GBCF, IVP Cayman GBCF and IVP Delaware GBCF, the “IVP GBCF Funds”); (xv) Insight Venture Associates X, L.P., a Cayman Islands exempted limited partnership (“IVA X”); (xvi) Insight Venture Associates X, Ltd., a Cayman Islands exempted company (“IVA X Ltd”); (xvii) Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX”); (xviii) Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA IX Ltd”); (xix) Insight Venture Associates Growth-Buyout Coinvestment, L.P., a Cayman Islands exempted limited partnership (“IVA GBC”); (xx) Insight Venture Associates Growth-Buyout Coinvestment Ltd., a Cayman Islands exempted company (“IVA GBC Ltd”); and (xxi) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”). This Amendment No. 7 is being filed to correct inadvertent typographical errors in the number of shares of Common Stock that were reported in the Amendment No. 6 as beneficially owned by Insight Venture Partners X, L.P., Insight Venture Partners (Delaware) X, L.P., Insight Venture Partners X (Co-Investors), L.P., Insight SN Holdings 2, LLC, Insight Venture Associates X, L.P., Insight Venture Associates X, Ltd. and Insight Holdings Group, LLC, as well as to report additional transactions by the Reporting Persons from June 25, 2024 to July 3, 2024 which would have otherwise been reported on Amendment No. 6. The correct number of shares of Common Stock beneficially owned by the Reporting Persons as of the Amendment No. 6 is reported under Item 5 below. Except as set forth herein, this Amendment No. 7 does not modify any of the information previously reported by the Reporting Persons in the Amendment No. 6.

Item 3.     Source and Amount of Funds or Other Considerations.

Item 3 of the Schedule 13D is amended to add the following:

On June 25, 2024, the Reporting Persons sold 68,766 shares of Common Stock in open market transactions at a price per share of $31.51. These shares were sold in multiple transactions at prices ranging from $31.500 to $31.530, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

On June 26, 2024, the Reporting Persons sold 6,753 shares of Common Stock in open market transactions at a price per share of $31.51. These shares were sold in multiple transactions at prices ranging from $31.500 to $31.550, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

On June 27, 2024, the Reporting Persons sold 569,200 shares of Common Stock in open market transactions at a price per share of $31.50.

On July 2, 2024, the Reporting Persons sold 133,487 shares of Common Stock in open market transactions at a price per share of $31.51. These shares were sold in multiple transactions at prices ranging from $31.500 to $31.565, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

On July 3, 2024, the Reporting Persons sold 9,922 shares of Common Stock in open market transactions at a price per share of $31.51. These shares were sold in multiple transactions at prices ranging from $31.500 to $31.600, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

On July 11, 2024, the Reporting Persons sold 5,363,248 shares of Common Stock in open market transactions, of which 4,500,000 shares of Common Stock were sold at a price per share of $31.50 and 856,591 shares were sold in multiple transactions at prices ranging from $31.000 to $31.675, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

Item 5.     Interest in Securities of the Issuer.

Items 5(a) and 5(b) of the Schedule 13D are amended as follows:

The responses of the Reporting Persons on the cover pages hereof are incorporated herein by reference.  As of the Amendment No. 6, the Reporting Persons beneficially owned an aggregate of  19,513,467 shares of Common Stock, which represented approximately 17.0% of the Common Stock outstanding.  The percentage of the Common Stock beneficially owned by each Reporting Person as reported herein (including on the cover pages hereof) is calculated based on 115,084,198 shares of Common Stock outstanding as of May 24, 2024, as set forth in the Issuer’s quarterly report for the quarterly period ended April 30, 2024, as filed with the SEC on May 29, 2024 (the “10-Q”).

Each of Holdings, IVA X Ltd, IVA IX Ltd, IVA GBC Ltd, IVA X, IVA IX and IVA GBC expressly declare that nothing herein shall be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of any securities covered hereby.  IVP X expressly declares that nothing herein shall be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities owned by the IVP X HoldCos.

As of the Amendment No. 6, 255,130 shares of Common Stock (includes 5,874 restricted stock units) were beneficially owned by Jeffrey Horing, a Scheduled Person, and to the Reporting Persons’ knowledge, no shares of Common Stock were beneficially owned by any other Scheduled Person.

Item 5(c) of the Schedule 13D is amended as follows:

The information contained in Item 3 of this Amendment No. 7 is incorporated herein by reference, as applicable.

Item 7.    Material to Be Filed as Exhibits.

Exhibit 7.1
Joint Filing Agreement, dated as of January 18, 2022, by and among the Reporting Persons (incorporated by reference to Exhibit 7.1 to the Schedule 13D filed on behalf of the Reporting Persons with the SEC on January 18, 2022).

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS X, L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS (CAYMAN) X, L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS (DELAWARE) X, L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS X (CO-INVESTORS), L.P. By: Insight Venture Associates X, L.P., its general partner By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT SN HOLDINGS, LLC

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT SN HOLDINGS 2, LLC

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS IX, L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P. By: Insight Venture Associates IX, L.P., its general partner By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND, L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (CAYMAN), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (DELAWARE), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024
INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (B), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE ASSOCIATES X, L.P. By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE ASSOCIATES X, LTD.

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE ASSOCIATES IX, L.P. By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE ASSOCIATES IX, LTD.

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, L.P. By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, LTD.

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Authorized Officer

Dated: July 24, 2024	INSIGHT HOLDINGS GROUP, LLC

	By:	/s/ Andrew Prodromos
	Name:	Andrew Prodromos
	Title:	Attorney-in-fact